Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of February 7, 2023 (the “Effective Date”) by and among bw166 LLC (“bw166”); bw166’s employee Jon Moramarco (“Representative”); and Vintage Wine Estates, Inc. (the “Company”).

WHEREAS, the Company desires to engage bw166 to provide certain services;

WHEREAS, bw166 has appointed Representative (collectively with bw166, “Consultant”) to serve as bw166’s liaison to the Company and primary provider of the services described herein; and

WHEREAS, Consultant will be provided with and maintain access to trade secrets, proprietary information and other confidential information regarding the Company, which the Company desires to protect.

NOW, THEREFORE, in consideration of the promises and the consideration stated in this Agreement, the parties hereby agree as follows.

1. Term of Agreement; Termination. Effective on the Effective Date, the Company hereby engages Consultant, and Consultant hereby agrees to provide services to the Company under this Agreement. This Agreement shall continue on a month-to-month basis until terminated as set forth below. The period of Consultant’s engagement with the Company is referred to herein as the “Consulting Term.” During the Consulting Term, either party may terminate this Agreement upon five (5) days’ written notice; provided, that either party may terminate this Agreement immediately upon written notice in the event that the other party breaches this Agreement. Neither this Agreement nor its termination shall affect Representative’s position as a member of the Board of Directors of the Company (the “Board”).

2. Consulting Services.

(a) Consultant shall perform the services described on Schedule A (the “Services”).

(b) Consultant shall be, and for all purposes shall be deemed to be, an independent contractor with respect to the Company. Nothing in this Agreement shall be construed as creating a joint venture, partnership, agency, employment relationship or other enterprise among the parties. The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be solely responsible for all taxes, estimated or otherwise, federal, state, and local, due with respect to Consultant’s performance of services (or the payment of fees or other amounts) hereunder, and shall pay such taxes when due.

(c) As an independent contractor, Consultant agrees and understands that, apart from the Fees (defined below), Consultant is not entitled to any other compensation, benefits or privileges established for Company employees, such as life, accident or health insurance, vacation and sick leave with pay, paid holidays, bonus plan participation, or severance pay upon termination of this Agreement for any reason.

3. Fees for Services. The Company shall pay the fees described on Schedule B (the “Fees”).

4. Confidentiality. During the Consulting Term, Consultant may develop or acquire knowledge in connection with Consultant’s work or from the Board and officers, employees, agents or consultants of the Company, of Confidential Information (as hereinafter defined) relating to the Company, its business and/or its potential business. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding customer lists, pricing, customer contracts, trade practices, source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, client, customer, supplier, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is (a) known to Consultant prior to Consultant’s engagement by the Company, or (b) generally available to the public or generally known in the Company’s industry, other than information that has become generally available as a result of Consultant’s direct or indirect act or omission in violation of this Agreement. With respect to Confidential Information of the Company:

(a) Consultant will use Confidential Information only in the performance of Consultant’s services to the Company. Consultant will not use Confidential Information at any time (during or after the Consulting Term) for the Consultant’s own benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company;

(b) Consultant will not disclose Confidential Information at any time (during or after the Consulting Term) except (i) in the course of Consultant’s engagement by, and for the benefit of, the Company, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Consultant is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iii) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof), provided that Consultant shall, unless he is legally prohibited from doing so, give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempt by the Company to obtain a protective order or similar treatment;

(c) Consultant is hereby notified that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If an individual files a lawsuit for retaliation for reporting a suspected violation of law then the individual may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, if the individual: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order;

(d) Consultant will safeguard the Confidential Information by all reasonable steps and abide by all written policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes; and

(e) Consultant will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company to the Company at the conclusion of the Consulting Term or otherwise on demand. Consultant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company.

5. Non-Disparagement. During and at all times after the Consulting Term, Consultant shall not make any negative, disparaging, detrimental or derogatory remarks or statements (written, oral, telephonic, electronic, or by any other method) about the Company or any of its respective owners, partners, managers, directors, officers or employees, including, without limitation, any remarks or statements that would adversely affect in any material manner (i) the conduct of the Company’s business, or (ii) the business reputation or relationships of the Company and/or any of its past or present officers, directors, agents, employees, attorneys, successors and assigns.

6. Assignment of Developments. Consultant represents that Consultant will disclose promptly and fully to the Company and to no one else: (a) all inventions, ideas, improvements, discoveries, works modifications, processes, software programs, works of authorship, documentation, formulae, techniques, designs, methods, trade secrets, technical specifications and technical data, know-how and show-how, concepts, expressions or other developments whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) made, authored, devised, developed, discovered, reduced to practice, conceived or otherwise obtained by Consultant (“Developments”), solely or jointly with others, during the course of the Consulting Term that (i) are related to any of the products or services being researched, developed, distributed, manufactured or sold by the Company or which may be used in relation therewith or (ii) result from tasks assigned to Consultant by the Company; and (b) any Development made using the time, materials or facilities of the Company, even if such Development does not relate to any of the products or services being researched, developed, distributed, manufactured or sold by the Company and may not be used in relation therewith. Consultant agrees that all such Developments listed above and the benefits thereof have been, are and shall immediately continue to become the sole and absolute property of the Company from conception, as “works made for hire” (as that term is used under the U.S. Copyright Act of 1976, as amended) or otherwise. Consultant has no interest in any Developments. To the extent that title to any Developments or any materials comprising or including any Developments does not, by operation of law, vest in the Company, Consultant hereby irrevocably assigns to the Company all of Consultant’s right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that Consultant has, may have or may acquire in and to all such Developments, benefits and/or rights resulting therefrom, and agrees promptly to execute any further specific assignments related to such Developments, benefits and/or rights at the request of the Company. Consultant also hereby assigns to the Company, or waives if not assignable, all of Consultant’s “moral rights” in and to all such Developments, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. Consultant agrees to assist the Company without charge for as long thereafter as may be necessary: (1) to apply, obtain, register and renew for, and vest in, the Company’s benefit alone (unless the Company otherwise directs), patents, trademarks, copyrights, mask works, and other protection for such Developments in all countries, and (2) in any controversy or legal proceeding relating to Developments. In the event that the Company is unable to secure Consultant’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Development, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by Consultant.

7. Arbitration. Consultant and the Company agree that, except as set forth in Sections 8(c) and 8(g) below, any dispute, claim or controversy concerning Consultant’s engagement by the Company or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Reno, Nevada, in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of the Rules can be obtained from www.jamsadr.com/rules-employment-arbitration) or the then current rules as adopted by the arbitration company agreed to by Consultant and the Company. The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the parties’ claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on the parties to the arbitration. To the extent allowed by law, the parties to this Agreement intend to arbitrate any disputes among them on an individual basis only. The parties agree that they shall not join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of the parties. The parties agree to equally split those costs specific to the arbitration process including the cost of the arbitrator. The parties agree, to the extent allowed by law, the prevailing party in arbitration shall be entitled to recover fees and costs associated with the arbitration including, but not limited to, attorneys’ fees as determined by the arbitrator. Any disputes regarding whether the parties may pursue a class, collective, or representative action, in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

8. General Provisions.

(a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter herein and supersedes any prior employment, consulting agreement or offer letter between Consultant and the Company. No representation, promise, inducement or statement of intention has been made by or on behalf of any party hereto, or any related party, that is not set forth in this Agreement or the documents referred to herein. This Agreement may be amended only by a written instrument specifically stating that it amends this Agreement executed by the parties hereto. Consultant hereby acknowledges and represents that Consultant has had the opportunity to consult with independent legal counsel or other advisor of Consultant’s choice and has done so regarding Consultant’s rights and obligations under this Agreement, that Consultant is entering into this Agreement knowingly, voluntarily, and of Consultant’s own free will, that Consultant is relying on Consultant’s own judgment in doing so, and that Consultant fully understands the terms and conditions contained herein. Consultant represents and acknowledges that Consultant is not subject to any other agreements, understandings, covenants or restrictions that could prohibit or interfere in any way with Consultant from entering into and fully complying with this Agreement.

(b) Successors and Assigns. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns including, without limitation, a successor to the business or assets of the Company by way of asset sale, merger or otherwise). The terms and provisions of this Agreement shall be binding on and inure to the benefit of Consultant and Consultant’s legal representatives, but Consultant’s obligations hereunder shall not be assignable (and any attempted assignment by Consultant shall be null and void).

(c) Enforcement. The Company may resort to a court of equity to enforce Sections 4, 5 or 6 of this Agreement by temporary and/or permanent injunctive relief and/or restraining order or such other legal and equitable remedies as may be appropriate, in addition to any other remedy at law and shall not be required to post a bond in any such action or proceeding. This Section, along with Sections 4, 5 and 6 shall survive the termination of the Consulting Term and this Agreement.

(d) Waiver. The failure of any party at any time or from time to time to require performance of any other party’s obligations under this Agreement shall in no manner affect such party’s right to enforce any provision of this Agreement at a subsequent time, and the waiver by any party of any right arising out of any breach shall not be construed as a waiver of any right arising out of any other or subsequent breach.

(e) Severability. If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(f) Notices. Any notice or other communication required or permitted under this Agreement shall be in writing (including via e-mail) and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the first (1st) day following delivery to a nationally recognized United States overnight courier service, fee prepaid; or (iii) upon the transmission of an e-mail to an e-mail address for the other party, which has been previously used to communicate among the parties. Any such notice or communication shall be directed to a party at its address set forth above or at such other address as may be designated by the party in a notice given to all other parties hereto in accordance with the provisions of this Section.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law. To the extent that any claim or action arising out of this Agreement or Consultant’s engagement by the Company cannot be arbitrated under Section 7 of this Agreement, such claim or action shall be brought and heard in the state and federal courts of the State of Nevada, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.

(h) Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or .PDF copy), each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) Headings. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Vintage Wine Estates, Inc.

By:	/s/ Kristina L. Johnston
Name:	Kristina L. Johnston
Title:	Chief Financial Officer

bw166 LLC

By:	/s/ Jon Moramarco
Name:	Jon Moramarco
Title:	Managing Partner

Representative

/s/ Jon Moramarco
Name: Jon Moramarco

SCHEDULE A - DESCRIPTION OF CONSULTING SERVICES

•

Consultant shall make Representative available to serve and as Interim Chief Executive Officer of the Company, and Representative shall perform all duties ancillary to such role and as designated by the Board.

SCHEDULE B - FEES

•	Rate and Schedule of Payments:

•

The Company shall pay bw166 a monthly fee of $17,500.00 (and a pro rata payment for any partial months of service). Consultant shall send the Company monthly invoices for payment, which, subject to the Company’s review and approval, shall be paid within 30 days of receipt.

•

The Company shall reimburse Consultant for reasonable business-related expenses incurred by Consultant in connection with the Services. Consultant shall send the Company monthly requests for reimbursement (with any documentation required by the Company), which, subject to the Company’s review and approval, shall be paid within 30 days of receipt.

•

The Company shall grant Representative a restricted stock unit for 100,000 shares of the Company’s common stock (the “RSUs”) pursuant to the Company’s 2021 Omnibus Incentive Plan (the “Plan”) as soon as practicable following the Effective Date. The RSUs shall vest in full on the one (1) year anniversary of the date of grant and shall be paid as soon as practicable following Representative’s separation from service, but no later than 90 days thereafter. The terms and conditions of the RSUs shall be governed by the Plan and the Company’s form of Restricted Stock Unit Award Agreement (the “Award Agreement”), consistent with the terms of this paragraph, and Representative will be required to execute the Award Agreement.

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